Exhibit 99.1

Dex Media, Inc. Reports First Quarter Results,
Local Revenue Growth of 1.0 Percent

•	National revenue grows for second straight quarter

•	Strong free cash flow enables net debt pay down of $131 million

•	Yahoo! agreement expands Dex Media’s digital network

•	Dex PlusTM and Dex Web ClicksTM show strong early performance

DENVER – May 4, 2005 – Dex Media, Inc. (NYSE: DEX) today announced its consolidated results for the quarter ended March 31, 2005. Dex Media, Inc. (“Dex Media”) reported net income of $15.2 million, or basic and diluted net income of $0.10 per share. The company also reported EBITDA* (earnings before interest, taxes, depreciation and amortization) of $234.2 million; an EBITDA* margin of 56.9 percent; cash provided by operating activities of $144.7 million and adjusted free cash flow* of $137.4 million, which was utilized to pay down $130.8 million in aggregate bank debt, net of borrowings on the revolving loan.

“The first quarter reflects solid financial performance and accelerating momentum on multiple initiatives,” said George Burnett, president and CEO of Dex Media. “Results include positive local revenue growth of one percent and a second consecutive quarter of national revenue growth, the strongest six months of performance of our national business in the past two years. In addition, the performance of our two new products – Dex Plus and Dex Web Clicks – during their first quarter of full roll-out has exceeded our expectations and creates momentum for the future. We continue to make significant progress in our Internet initiatives, such as adding Yahoo!’s local search platforms to our digital network. Finally, we are making further improvements to our cost structure, including a new long-term printing agreement with Quebecor and additional staffing reductions resulting from our conversion to the Amdocs platform.”

Consolidated Generally Accepted Accounting Principles (“GAAP”) results for the quarter are included in the next section, followed by a summary of GAAP results adjusted for the impacts of purchase accounting as well as definitions of non-GAAP measures and reconciliations of GAAP to non-GAAP financial measures.

Consolidated GAAP Results

For the quarter ended March 31, 2005, Dex Media reported $411.7 million in revenue, $141.1 million in operating income and net income of $15.2 million, or basic and diluted earnings per share of $0.10. Dex Media generated cash from operating activities of $144.7 million, which was used to pay down aggregate bank debt of $130.8 million, net of borrowings on the revolving loan.

For the three months ended March 31, 2005, Dex Media reported $6.8 million in depreciation and amortization expense compared to $6.3 million in the first quarter 2004. Amortization of intangibles for the three months ended March 31, 2005 and 2004 was $86.4 million and $103.1 million, respectively, related to the amortization of identifiable intangible assets such as customer relationships, non-compete/publishing agreements

* Denotes a non-GAAP measure. See page 8 for a reconciliation of GAAP to non-GAAP measures.

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and the Dex trademark. The decrease in amortization of intangibles was the result of a declining method used to amortize the value of the intangible assets in proportion with their estimated retention lives.

Dex Media reported interest expense of $116.3 million and $124.6 million for the three months ended March 31, 2005 and 2004, respectively. For the three months ended March 31, 2005, interest expense included $10.4 million of amortization of deferred financing costs and $11.7 million of accretion on discount notes. Interest expense for the three months ended March 31, 2004 included $18.2 million of amortization of deferred financing costs and $8.5 million of accretion on discount notes.

Consolidated Results, Including Adjustments and Non-GAAP Measures

Management believes that presenting adjusted GAAP results and non-GAAP measures is important for investors to better understand Dex Media’s underlying operational and financial performance and to facilitate comparison of results between periods.

Dex Media’s revenue and related cost of revenue for the 12 months following the acquisition of its wholly-owned subsidiary, Dex Media West LLC in September 2003, were lower than they otherwise would have been due to the effects of recording the acquisition in accordance with the purchase method of accounting. During the first quarter 2004, revenue and cost of revenue were lower than they would have been by $22.7 million and $6.4 million, respectively, due to purchase accounting. There was no impact on revenue and related cost of revenue in the first quarter of 2005 related to purchase accounting.

Unless otherwise noted, the following “consolidated results, as adjusted” and non-GAAP measures have been adjusted to exclude the effects of purchase accounting.

First Quarter Consolidated Results, As Adjusted

For the three months ended March 31, 2005, Dex Media reported total revenue of $411.7 million compared to $410.9 million in 2004, a 0.2 percent increase.

For the quarter ended March 31, 2005, Dex Media generated $341.0 million in local directory services revenue compared to $337.5 million in 2004, a 1.0 percent increase. Revenue from national advertisers in the first quarter 2005 was $58.2 million compared to $57.7 in 2004, a 0.9 percent increase. The increase in national directory services in the first quarter of 2005 represented the second consecutive quarter of positive revenue growth, reversing a negative growth trend of five consecutive quarters.

First quarter 2005 Qwest advertising revenue was $4.1 million compared to $6.5 million in 2004. The decrease of $2.4 million is a result of the timing of Qwest’s purchases under an Advertising Commitment Agreement which obligates Qwest to purchase $20.0 million in advertising annually. Under that agreement, Qwest places advertising in specific markets at its discretion, and revenue is recognized in accordance with the timing of that placement. However, the terms of that agreement require Qwest to remit cash to Dex Media in monthly installments equal to one-twelfth of the $20.0 million total annual obligation.

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For the three months ended March 31, 2005, Dex Media reported other revenue of $8.3 million compared to $9.1 million in 2004. Other revenue is comprised of Internet products (incremental to Dex Media’s core print/Internet bundle) such as Web Clicks, priority placement and web links; direct marketing products; and other miscellaneous revenue. The decline in other revenue is attributable to the discontinuation of certain direct marketing products in 2004. Upon a review of certain non-core operations, Dex Media began restructuring its direct marketing product line during the first half of 2004. The change in product mix resulted in a decrease to other revenue of $1.1 million in the first quarter of 2005.

Gross margin in the first quarter of 2005 was 70.0 percent, compared to adjusted gross margin of 69.7 percent in the first quarter of 2004.

General and administrative expense was $53.9 million in the first quarter of 2005, compared to the $53.4 million reported in the first quarter of 2004. The increase of $0.5 million was attributable primarily to an increase in advertising expense, which was partially offset by a decrease in bad debt expense. Bad debt expense represented 2.5 percent of revenue for the first quarter 2005 compared to 3.0 percent in 2004.

EBITDA* was $234.2 million in the first quarter of 2005, resulting in an EBITDA* margin of 56.9 percent, compared to EBITDA, as adjusted*1 and EBITDA, as adjusted* margin1 of $232.9 million and 56.7 percent, respectively, in the first quarter of 2004.

Free Cash Flow* and Debt

Dex Media defines free cash flow* as cash provided by operating activities less capital expenditures.

For the quarter ended March 31, 2005, Dex Media reported cash provided by operating activities of $144.7 million compared to $130.2 million in the prior period. Capital expenditures were $9.2 million for the first quarter 2005, compared to $27.3 million for the first quarter 2004. Capital expenditures for the first quarter of 2005 primarily related to software and equipment purchases. First quarter 2005 adjusted free cash flow* of $137.4 million compares to free cash flow of $102.9 million in the first quarter 2004.

During the first quarter of 2005, Dex Media’s cash provided by operating activities was primarily used to pay down aggregate bank debt by $130.8 million, net of borrowings on the revolving loan. At March 31, 2005, Dex Media had outstanding debt (in millions) of:

Bank Credit Facilities	$2,307.5
Bank Revolver	5.0
Notes Outstanding	3,295.8

$5,608.3

The total leverage ratio2, as defined in Dex Media’s credit facilities, was 6.1x at March 31, 2005. Dex Media’s average interest rate, based on its weighted average cost of debt at March 31, 2005, including interest rate hedges was 7.2 percent.

Cash interest of $75.5 million was paid during the quarter ended March 31, 2005.

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“We are again pleased to deliver a solid quarter of free cash flow generation and debt pay down,” said Bob Neumeister, executive vice president and CFO of Dex Media. “In addition, our continued strong margins demonstrate our ability to manage the business effectively while investing in new product offerings and positioning us well for the second half of 2005 and beyond.”

Other Financial and Operational Highlights

Competitiveness

•	Launched Dex Plus across the region, with 23 companion directories delivered or in campaign. Early results show advertiser penetration ranges of up to 40 percent, depending on the market, exceeding overall plan.

Internet

•	Signed a multi-year distribution agreement with Yahoo! Inc. that will extend the reach of Dex advertisers to millions of users who visit Yahoo!® Yellow Pages and Yahoo! Local each month.

•	Exceeded key sales milestone for Dex Web Clicks, with more than 5,000 units sold to date. More than 60 percent of customers have chosen the turnkey package, with guaranteed clicks and web site design, build and host capabilities.

•	Under its comprehensive distribution agreement with InfoSpace’s Switchboard.com, Dex Media continues to place Dex advertisers in front of consumers searching for relevant local content between 2.5 – 3.0 million times each month.

Operational Efficiency

•	Announced the reduction of 95 positions in the Operations organization, a result of further efficiencies gained through the Amdocs implementation.

•	Signed a new 10-year agreement with Quebecor World Inc. (“Quebecor”) pursuant to which Quebecor will progressively increase the volume of directories it produces for Dex Media and in 2012 will become the sole printer of all directories currently published by Dex Media.

•	Converted the Accounts Receivable and Billing and Collection systems to the Amdocs platform and will successfully complete all local billing cycles by mid-May.

Capital Structure

•	Completed a follow-on secondary offering of 18 million shares of Dex Media’s common stock at a public offering price of $23.25 per share.

•	Declared Dex Media’s second quarterly dividend of $0.09 per share in February 2005, paid on April 15, 2005 to shareholders of record as of March 18, 2005.

•	Dex Media West registered $300.0 million of 5 7/8% senior notes with the SEC through an exchange offer completed on March 8, 2005.

Footnotes

1 EBITDA, as adjusted* is defined as EBITDA, adjusted to exclude the effects of purchase accounting. EBITDA, as adjusted* margin is defined as EBITDA, as adjusted* divided by revenue, adjusted to exclude the effects of purchase accounting.

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2 As defined by Dex Media’s credit facilities, the total leverage ratio is the ratio of total indebtedness to adjusted consolidated EBITDA for the period of four consecutive fiscal quarters. Total indebtedness is the aggregate principal amount of indebtedness that would be reflected on a balance sheet prepared in accordance with GAAP. Adjusted consolidated EBITDA is EBITDA, as adjusted* and further adjusted for specific non-recurring and any significant non-cash items defined in the relevant credit agreement. The presentation of the total leverage ratio at March 31, 2005, is in accordance with the definition under Dex Media’s credit facilities. We have presented the total leverage ratio because we believe that such financial information is important to an investor’s understanding of Dex Media’s ability to service its debt.

First Quarter Conference Call

A conference call will be held Wednesday, May 4, 2005, at 1:30 PM. Eastern Daylight Time. The domestic dial-in number is 888-243-0813 and the international number is 703-925-2400. The conference ID is 676994. Please call 10 minutes in advance to facilitate an on-time start. The call will be broadcast on Dex Media’s web site at www.dexmedia.com.

Please note: All statements made by Dex Media officers on this call are the property of Dex Media and subject to copyright protection. Recording of the call is prohibited without the express written consent of Dex Media.

About Dex Media, Inc.
Dex Media, Inc. is the indirect parent company of Dex Media East LLC and Dex Media West LLC. The company, through its subsidiaries, is the exclusive publisher of the official White and Yellow Pages directories for Qwest Communications International Inc. In 2004, the company published 269 directories for distribution to virtually all business and residential consumers in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. In addition to connecting advertisers and consumers through its print and CD-ROM directories, Dex Media provides fully searchable advertising on DexOnline.com, the most used Internet Yellow Pages in Dex Media’s 14-state region, according to market research firm comScore.

In 2004, Dex Media generated revenue of approximately $1.65 billion, excluding the effects of purchase accounting related to the acquisition of Dex Media West LLC.

Safe Harbor for Forward-Looking and Cautionary Statements

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.

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The following factors, among others, could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors that could materially affect actual results can be found in Dex Media’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Media Contact:	Investor Contact:

Pat Nichols 303-784-1555 pat.nichols@dexmedia.com	Brooke Martellaro 866-545-2900 brooke.martellaro@dexmedia.com

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Appendix: The following schedules have been provided for ease of reviewing consolidated selected financial data for Dex Media, Inc. and its wholly-owned subsidiaries, Dex Media East, LLC and Dex Media West, LLC. Non-GAAP measures presented in these tables have been reconciled within this press release to the most directly comparable GAAP measure. Management believes this additional information enables investors to better assess and understand Dex Media’s ability to meet debt service requirements, invest in capital expenditures and meet its working capital requirements.

Index of Schedules

Page 8:	Reconciliation of GAAP to Non-GAAP Measures for the three months ended March 31, 2005 and 2004

Page 10:	Selected Balance Sheet Data for the three months ended March 31, 2005 and the twelve months ended December 31, 2004

Page 11:	Selected Combining Income Statement Data for the three months ended March 31, 2005 and 2004

Page 12:	Selected Combining Cash Flow Data for the three months ended March 31, 2005 and 2004

Page 13:	EBITDA* Reconciliation for the three months ended March 31, 2005 and 2004

Dex Media, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures

*Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, Dex Media also discloses EBITDA, EBITDA, as adjusted and adjusted free cash flow, all of which are non-GAAP measures. Management believes that providing this additional information enables investors to better assess and understand Dex Media’s ability to meet debt service, make capital expenditures and meet its working capital requirements. Dex Media does not intend for the information to be considered in isolation or as a substitute for GAAP measures. Other companies may define similar measures differently.

The most directly comparable GAAP measure to EBITDA and EBITDA, as adjusted, is net income (loss). The following table presents a reconciliation of net income (loss) to EBITDA and EBITDA, as adjusted, for consolidated first quarter 2005 results compared to consolidated first quarter 2004 results (in millions):

	First Quarter
	Ended March 31,
	2005	2004

Net income (loss)	$15.2	$(10.5)
Income tax provision (benefit)	9.8	(6.7)
Interest expense — net	116.0	124.4
Depreciation & amortization	6.8	6.3
Amortization of intangibles	86.4	103.1
EBITDA	234.2	216.6
Effects of purchase accounting:
Revenue	—	22.7
Cost of revenue	—	(6.4)

EBITDA, as adjusted*	—	$232.9

Revenue	$411.7	$388.2
Effects of purchase accounting	—	$22.7

Revenue, adjusted to exclude the effects of purchase accounting	$411.7	$410.9

EBITDA margin	56.9%	—
EBITDA, as adjusted*, margin	—	56.7%

DEX MEDIA FIRST QUARTER 2005 RESULTS

The most directly comparable GAAP measure to free cash flow and adjusted free cash flow is cash provided by operating activities. The following table presents a reconciliation of cash provided by operating activities to free cash flow and adjusted free cash flow for first quarter 2005 results (in millions):

	First Quarter
	Ended March 31,
	2005	2004

Cash provided by operating activities	$144.7	$130.2
Capital expenditures	(9.2)	(27.3)

Free cash flow*	135.5	102.9
Adjustments:
Severance paid related to workforce reduction	1.9	—

Adjusted free cash flow*	$137.4	$102.9

DEX MEDIA FIRST QUARTER 2005 RESULTS

Dex Media, Inc. and Subsidiaries
Selected Balance Sheet Data

			As of
(Dollars in Millions)	March 31, 2005
					Dex Media, Inc.
	Dex Media East		Dex Media West		Consolidated

Total Current Assets	$204.6		$256.0		$437.0
Total Assets	2,528.6		4,192.3		6,764.8
Total Current Liabilities	269.9		310.3		609.2
Long-term Debt (including current portion)	1,684.7		2,865.8		5,608.3
Total Liabilities	1,884.0		3,126.9		6,080.3
Total Equity	644.6		1,065.4		684.5
Total Liabilities & Equity	2,528.6		4,192.3		6,764.8
Leverage Ratio	4.2	x	5.5	x	6.1	x

			As of
(Dollars in Millions)	December 31, 2004
					Dex Media, Inc.
	Dex Media East		Dex Media West		Consolidated

Total Current Assets	$204.9		$225.4		$431.2
Total Assets	2,600.5		4,224.8		6,878.0
Total Current Liabilities	271.7		286.8		577.3
Long-term Debt (including current portion)	1,760.5		2,920.8		5,727.4
Total Liabilities	1,966.9		3,165.7		6,197.5
Total Equity	633.6		1,059.1		680.5
Total Liabilities & Equity	2,600.5		4,224.8		6,878.0
Leverage Ratio	4.4	x	5.6	x	6.2	x

Dex Media, Inc. and Subsidiaries
Selected Combining Income Statement Data
Quarter Ended

(Dollars in Millions)	March 31, 2005
			Dex Media, Inc.,
			Eliminations &	Dex Media, Inc.
	Dex Media East	Dex Media West	Other	Consolidated

Total Revenue	$181.2	$230.5	$—	$411.7
Cost of Revenue	53.7	69.7	—	123.4
General & Administrative – (including bad debt expense)	23.9	28.7	1.3	53.9
Depreciation & Amortization	2.8	4.0	—	6.8
Amortization of Intangibles	38.4	48.0	—	86.4
Total Operating Expenses	118.8	150.4	1.4	270.6
Interest Expense — gross	37.5	56.7	22.1	116.3
Net Income (Loss)	15.2	14.3	(14.3)	15.2

(Dollars in Millions)	March 31, 2004
			Dex Media, Inc.,
			Eliminations &	Dex Media, Inc.
	Dex Media East	Dex Media West	Other	Consolidated

Total Revenue	$180.8	$207.4	$—	$388.2
Total Revenue – excluding the effects of Purchase Accounting	180.8	230.1	—	410.9
Cost of Revenue	55.4	62.8	—	118.2
Cost of Revenue – excluding the effects of Purchase Accounting	55.4	69.2	—	124.6
General & Administrative – (including bad debt expense)	24.4	28.9	0.1	53.4
Depreciation & Amortization	2.5	3.8	—	6.3
Amortization of Intangibles	45.3	57.8	—	103.1
Total Operating Expenses	127.5	153.3	0.2	281.0
Interest Expense — gross	50.3	55.2	19.1	124.6
Net Income (Loss)	1.8	(0.6)	(11.7)	(10.5)

DEX MEDIA FIRST QUARTER 2005 RESULTS

Dex Media, Inc. and Subsidiaries
Selected Combining Cash Flow Data
Quarter Ended

(Dollars in Millions)	March 31, 2005
			Dex Media, Inc.,
			Eliminations &	Dex Media, Inc.
	Dex Media East	Dex Media West	Other	Consolidated

Net Income (Loss)	$15.2	$14.3	($14.3)	$15.2
Cash Interest Paid	9.8	65.7	—	75.5
Amortization of Deferred Financing Costs	4.8	5.2	0.4	10.4
Accretion of Notes	—	—	11.7	11.7
Cash Provided by (Used for) Operating Activities	86.6	58.9	(0.8)	144.7
Capital Expenditures	(4.8)	(4.4)	—	(9.2)
Cash Provided by (Used for) Investing Activities	(4.8)	(4.4)	—	(9.2)
Net Borrowings on Revolver	5.0	—	—	5.0
Debt Repayments	(80.8)	(55.0)	—	(135.8)
Cash Provided by (Used for) Financing Activities	(81.8)	(63.5)	1.0	(144.3)
Beginning Cash Balance	—	8.9	0.3	9.2
Ending Cash Balance	—	—	—	—

(Dollars in Millions)	March 31, 2004
			Dex Media, Inc.,
			Eliminations &	Dex Media, Inc.
	Dex Media East	Dex Media West	Other	Consolidated

Net Income (Loss)	$1.8	($0.6)	($11.7)	($10.5)
Cash Interest Paid	14.0	76.7	0.4	91.1
Amortization of Deferred Financing Costs	10.7	6.9	0.6	18.2
Accretion of Notes	—	—	8.5	8.5
Cash Provided by (Used for) Operating Activities	84.0	46.4	(0.2)	130.2
Capital Expenditures	(11.6)	(15.7)	—	(27.3)
Cash Provided by (Used for) Investing Activities	(11.6)	(10.4)	—	(22.0)
Net Borrowings on Revolver	—	—	—	—
Debt Repayments	(75.0)	(30.0)	—	(105.0)
Cash Provided by (Used for) Financing Activities	(75.1)	(32.2)	5.8	(101.5)
Beginning Cash Balance	2.8	4.6	—	7.4
Ending Cash Balance	—	8.4	5.7	14.1

DEX MEDIA FIRST QUARTER 2005 RESULTS

Dex Media, Inc. and Subsidiaries
EBITDA* Reconciliation
Quarter Ended

(Dollars in Millions)	March 31, 2005
			Dex Media, Inc.,
			Eliminations &	Dex Media, Inc.
	Dex Media East	Dex Media West	Other	Consolidated

Net income (loss)	$15.2	$14.3	($14.3)	$15.2
Income tax provision (benefit)	9.8	9.2	(9.2)	9.8
Interest expense — net	37.3	56.5	22.2	116.0
Depreciation & amortization	2.8	4.0	—	6.8
Amortization of intangibles	38.4	48.0	—	86.4

EBITDA*	103.5	132.0	(1.3)	234.2

Revenue	$181.2	$230.5	$—	$411.7

EBITDA*, margin	57.1%	57.3%		56.9%

(Dollars in Millions)	March 31, 2004
			Dex Media, Inc.,
			Eliminations &	Dex Media, Inc.
	Dex Media East	Dex Media West	Other	Consolidated

Net income (loss)	$1.8	($0.6)	($11.7)	($10.5)
Income tax provision (benefit)	1.2	(0.4)	(7.5)	(6.7)
Interest expense — net	50.2	55.0	19.2	124.4
Depreciation & amortization	2.5	3.8	—	6.3
Amortization of intangibles	45.3	57.8	—	103.1

EBITDA*	101.0	115.6	—	216.6
Effects of purchase accounting:
Revenue	—	22.7	—	22.7
Cost of revenue	—	(6.4)	—	(6.4)

EBITDA, as adjusted*	$101.0	$131.9	$—	$232.9

Revenue	$180.8	$207.4	—	$388.2
Effects of purchase accounting	—	22.7	—	22.7

Revenue, adjusted to exclude the effects of purchase accounting	$180.8	$230.1	$—	$410.9

EBITDA, as adjusted*, margin	55.9%	57.3%		56.7%